Exhibit 10.31

STOCK APPRECIATION RIGHTS AGREEMENT

Non-transferable

GRANT TO

(“Grantee”)

by Genuine Parts Company (the “Company”) of Stock Appreciation Rights

with Respect to

[                    ]

shares of its common stock, $1.00 par value (the “SARs”)

having a base value of $         per share (the “Base Value”)

pursuant to and subject to the provisions of the Genuine Parts Company 2006 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”).

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the SARs shall vest (become exercisable) in accordance with the following schedule:

Continued Employment after Grant Date	Percent of SAR Shares Vested

Less than 1 Year	0%
1 Year	33%
2 Years	33%
3 Years	34%

IN WITNESS WHEREOF, Genuine Parts Company has caused this Agreement to be executed as of the Grant Date, as indicated below.

GENUINE PARTS COMPANY

By:
Its: Authorized Officer

Grant Date:

Accepted by Grantee:

TERMS AND CONDITIONS

1. Grant of SARs. Genuine Parts Company (the “Company”) hereby grants to the Grantee named on Page 1 hereof (“Grantee”), under the Genuine Parts Company 2006 Long-Term Incentive Plan (the “Plan”) and on the terms and on conditions set forth in this agreement (this “Agreement”), stock appreciation rights with respect to the number of Shares indicated on page 1 hereof at the Base Value per Share set forth on page 1 hereof (the “SARs”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Base Value and Benefit. The Base Value of each SAR is equal to the Fair Market Value of a share of Stock on the Grant Date. Each SAR entitles Grantee to receive from the Company upon the exercise of the SAR an amount, payable in shares of Stock, equal to the excess, if any, of (a) the Fair Market Value of one share of Stock on the date of exercise, over (b) the Base Value per share.

3. Vesting of SARs. The SARs shall vest (become exercisable) in accordance with the schedule shown on Page 1 of this Agreement. Notwithstanding the vesting schedule, if Grantee’s employment terminates by reason of his or her death, Disability or Normal Retirement, the SARs shall become fully vested and exercisable as of such date of termination. Upon the effective date of a Change of Control, all SARs held by Grantee shall become fully vested and exercisable.

4. Term of SARs and Limitations on Right to Exercise. The term of the SARs is a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the SARs will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)	5:00 p.m., Eastern Time, on the Expiration Date.

(b)	Three months after the termination of the Grantee’s employment with the Company for any reason other than by reason of the Grantee’s death, Disability, Early or Normal Retirement.

(c)	Twelve months after the effective date of termination of the Grantee’s employment with the Company by reason of Early Retirement.

(d)	Four years after the effective date of termination of the Grantee’s employment with the Company by reason of Disability or Normal Retirement.

(e)	Four years after the date of the Grantee’s death, if the Grantee dies while employed with the Company. Upon the Grantee’s death, the SARs may be exercised by the Grantee’s beneficiary designated pursuant to paragraph 6 below.

The Committee may, prior to the lapse of the SARs under the circumstances described in paragraphs (b), (c), (d) or (e) above, extend the time to exercise the SARs. If the Grantee or his or her beneficiary exercises a SAR after termination of employment, the SARs may be exercised only with respect to the shares that were otherwise vested as of such termination.

5. Exercise of SAR. The SARs shall be exercised by written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time. If the person exercising a SAR is not Grantee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the SAR. Net shares are only settled to a Computershare account.

6. Withholding. The Company or any employer affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the SARs. The withholding requirement may be satisfied, in whole or in part, at the election of the Secretary, by withholding from the SAR Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes.

7. Limitation of Rights. The SARs do not confer to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the SARs. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employment of the Company or any affiliate.

8. Restrictions on Transfer and Pledge. No right or interest of Grantee in the SARs may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an affiliate. The SARs are not assignable or transferable by Grantee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers as permitted under the terms of the Plan. The SARs may be exercised during the lifetime of Grantee only by Grantee or any permitted transferee.

9. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the SARs, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the SARs, the SARs may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

12. Severability. If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Genuine Parts Company

2999 Circle 75 Parkway

Atlanta, Georgia 30339

Attn: Secretary

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.